Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 17, 2023, relating to the consolidated financial statements of NextEra Energy, Inc. and subsidiaries (NEE) and Florida Power & Light Company and subsidiaries (FPL) and the effectiveness of NEE's and FPL's internal control over financial reporting appearing in this Annual Report on Form 10-K of NEE and FPL for the year ended December 31, 2022:

NEE		FPL
Form S-8	No. 33-57673	Form S-3	No. 333-254632-01
Form S-8	No. 333-27079
Form S-8	No. 333-88067
Form S-8	No. 333-114911
Form S-8	No. 333-116501
Form S-8	No. 333-130479
Form S-8	No. 333-143739
Form S-8	No. 333-174799
Form S-8	No. 333-220136
Form S-8	No. 333-257141
Form S-3	No. 333-203453
Form S-3	No. 333-254632

DELOITTE & TOUCHE LLP

Boca Raton, Florida
February 17, 2023